Registration No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933



                          PACIFIC FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)

       Washington                                      91-1815009
(State of incorporation)                    (IRS Employer Identification No.)

       300 East Market Street
       Aberdeen, Washington                            98520-5244
(Address of principal executive offices)               (Zip Code)


                          PACIFIC FINANCIAL CORPORATION
               STOCK OPTIONS ISSUED UPON CONVERSION OF OUTSTANDING
                       STOCK OPTIONS OF BNW BANCORP, INC.
                            (Full title of the plan)


                                 Dennis A. Long
                          Pacific Financial Corporation
                             300 East Market Street
                         Aberdeen, Washington 98520-5244
                            Telephone (360) 533-8870
           (Name, address, and telephone number of agent for service)

                         CALCULATION OF REGISTRATION FEE
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                                     Proposed
       Title of        Amount to     Maximum        Proposed      Amount of
   Securities to be       be      Offering Price    Maximum      Registration
      Registered      Registered    Per Share      Aggregate         Fee
                                                 Offering Price
 ------------------------------------------------------------------------------
 Common Stock, par      64,560      $11.65(2)     $752,124(3)       $95.30
 value $1.00, and      shares(1)
 options therefor
 ==============================================================================

 (1) Plus such indeterminate number of shares as may be issued as a result of an adjustment in the shares in the event of a stock split, stock dividend or similar change in capitalization as required by the form of agreement evidencing stock options to purchase such shares. Pursuant to the Agreement and Plan of Merger dated as of October 22, 2003, relating to the merger (the "Merger") of Pacific Financial Corporation and BNW Bancorp, Inc. ("BNW"), all stock options held by BNW directors and employees that were outstanding at the effective time of the closing of the Merger on February 27, 2004, were converted into options to purchase shares of the Registrant's common stock, subject to appropriate adjustments to the number of shares and the exercise price of each such option.

 (2) Represents the weighted average exercise price of the options covering shares of the Registrant's common stock issued in exchange for outstanding options for BNW stock.

 (3) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933 on the basis of the aggregate exercise price of the options issued in exchange for outstanding options for BNW stock.

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                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

      The following  documents  filed by the registrant  with the Securities and
Exchange   Commission  are  incorporated  by  reference  in  this   registration
statement:

           (a) The registrant's annual report on Form 10-K for the year ended December 31, 2002.

           (b) The registrant's quarterly reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003, and September 30, 2003.

           (c) The registrant's current reports on Form 8-K filed October 23, 2003, December 19, 2003, January 14, 2004, and March 1, 2004.

           (d) The  description  of the  registrant's  common stock  included as
           Exhibit 99 to the registrant's quarterly report on Form 10-Q for the quarter ended September 30, 2000.

      All documents filed by the registrant subsequent to the date of filing of this Registration Statement pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment that indicates all securities offered have been sold or that deregisters all securities then remaining unsold are incorporated by reference herein and are a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

           Not applicable.

Item 5.  Interests of Named Experts and Counsel.

           None.

Item 6.  Indemnification of Directors and Officers.

      Under RCW Sections 23B.08.510 to 23B.08.570 of the Washington Business Corporation Act (the "Act"), a person who is made a party to a proceeding because such person is or was an officer or director of a corporation (an "Indemnitee") shall be indemnified by the corporation (unless the corporation's articles of incorporation provide otherwise) against reasonable expenses incurred by the Indemnitee in connection with the proceeding if the Indemnitee is wholly successful, on the merits or otherwise, or if ordered by a court of competent jurisdiction. In addition, under said sections a corporation is permitted to indemnify an Indemnitee against liability incurred in a proceeding if (i) the Indemnitee's conduct was in good faith, (ii) in a manner he or she reasonably believed was in the corporation's best interests or at least not opposed to the corporation's best interests, (iii) the Indemnitee had no reasonable cause to believe his or her conduct was unlawful if the proceeding was a criminal proceeding, (iv) the Indemnitee was not adjudged liable to the corporation if the proceeding was by or in the right of the corporation, and (v) the Indemnitee was not adjudged liable on the basis that he or she improperly received a personal benefit. Indemnification in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

      Pursuant to the registrant's Restated Articles of Incorporation, as amended (the "Articles"), the registrant will indemnify each of its present and former directors (including directors who are also officers), and present and former non-employee directors of the registrant's subsidiaries, with respect to

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expenses,  settlements,  judgments,  penalties, and fines in suits to which such person is or was made or threatened to be made a party by reason of the fact that he or she is or was a director of the registrant or a subsidiary. No such indemnification may be given if the acts or omissions of the director are adjudged to involve intentional misconduct or a knowing violation of law, if the director is liable to the registrant for an unlawful distribution, or if the director participated in a transaction with the registrant in which he or she personally received a benefit to which he or she was not legally entitled. In addition, the Articles provide that the directors of the registrant and non-employee directors of its subsidiaries shall not be personally liable for monetary damages to the registrant or its shareholders for certain breaches of their fiduciary duty as directors, except for liabilities that involve their intentional misconduct or a knowing violation of law, their authorization of illegal distributions, or receipt of an improper personal benefit from their actions as directors. With respect to proceedings instituted by a federal banking agency, indemnification may only be provided to the extent permitted by the federal and state laws and regulations governing financial institutions.

      The Act provides that any director held liable for the unlawful payment of a dividend or other distribution of assets of the registrant shall be entitled to contribution from (a) each shareholder who accepted the dividend or distribution knowing the same to have been made in violation of the Act or the Articles and (b) each director who voted for or assented to the dividend or distribution without complying with specified standards of conduct.

      The registrant carries insurance coverage for its directors and officers against certain liabilities that they may incur in their capacity as directors or officers of the registrant.

Item 7.  Exemption from Registration Claimed.

      Not applicable.

Item 8.  Exhibits.

      The Index to Exhibits listing the exhibits required by Item 601 of Regulation S-K is located at page II-6.

Item 9.  Undertakings.

      (a) The registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 ("Securities Act");

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the

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registrant  pursuant to Section 13 or 15(d) of the  Securities  Exchange  Act of
1934 ("Exchange Act") that are incorporated by reference in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The undertaking of the registrant in the preceding sentence does not apply to insurance against liability arising under the Securities Act.

                                     -II-3-

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                                   SIGNATURES

The Registrant.

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Aberdeen, state of Washington, on the 1st day of March, 2004.

                               PACIFIC FINANCIAL CORPORATION


                               By  /s/ John Van Dijk
                                   --------------------------
                                   John Van Dijk
                                   Treasurer and Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of the 1st day of March, 2004.

           Signature                           Title

Principal Executive Officer and Director:

/s/ Dennis A. Long                        President, Chief   Executive  Officer,
-------------------------------           and Director

Principal Financial and Accounting Officer:

/s/ John Van Dijk                         Treasurer and Chief Financial Officer
-------------------------------
John Van Dijk


A majority of the Board of Directors:

      *JOSEPH A. MALIK                    Director (Chairman of the Board)


      *GARY C. FORCUM                     Director


      *SUSAN C. FREESE                    Director


      *DUANE E. HAGSTROM                  Director


      *ROBERT A. HALL                     Director


      *EDWIN KETEL                        Director


      *RANDY W. ROGNLIN                   Director


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      *RANDY RUST                         Director


      *DOUGLAS M. SCHERMER                Director


      *SIDNEY R. SNYDER                   Director


      *WALTER L. WESTLING                 Director


      *DAVID L. WOODLAND                  Director


      *ROBERT J. WORRELL                  Director


       -----------------------------      Director
       G. Dennis Archer


       -----------------------------      Director
       John R. Ferlin


       -----------------------------      Director
       Stewart L. Thomas


      *By:  /s/ John Van Dijk
            ------------------------------
            John Van Dijk, as attorney-in-fact




                                     -II-5-

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                                INDEX TO EXHIBITS


5     Opinion of Miller Nash LLP.

23.1  Consent of McGladrey & Pullen, LLP.

23.2  Consent of Miller Nash LLP.  Included in Exhibit 5.

24    Power of attorney of certain officers and directors.





     Other exhibits listed in Item 601 to Regulation S-K are not applicable.



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